Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement on Form F-3

File No. 333-218032

Fortis Place 5 Springdale Street, Suite 1100
PO Box 8837
St. John’s, NL A1B 3T2
Telephone: 709.737.2800
Facsimile: 709.737.5307

August 9, 2017

Dear Shareholder:

I am pleased to advise that on May 16, 2017, Fortis Inc. (the “Corporation”) filed a Registration Statement on Form F-3 with the U.S. Securities and Exchange Commission making U.S. residents eligible to participate in the Corporation’s Second Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”).

Currently, there is a discount of 2% to the market price on the Toronto Stock Exchange on common shares purchased from the Corporation upon the reinvestment of cash dividends under the Plan. Under the terms of the Plan, the Corporation may at any time increase the discount to a maximum of 5% or eliminate the discount.

The Plan offers eligible holders of the Corporation’s common shares two convenient methods of increasing their investment in the Corporation:

i)                 reinvesting the cash dividends on their common shares to purchase additional common shares; and

ii)              making optional cash payments of not less than $100 per transaction, up to a total of $30,000 per calendar year, to purchase additional common shares.

To participate in the Plan, to receive a copy of our prospectus, or for more information relating to the Corporation’s dividends or the Plan, please contact our transfer agent, Computershare Trust Company of Canada, at:

Computershare Trust Company of Canada

100 University Avenue, 8th Floor

Toronto, ON  M5J 2Y1

T:            514.982.7555 or 1.866.586.7638

W:        www.investorcentre.com/fortisinc

I encourage you to participate in the Corporation’s future growth by becoming a participant in the Plan.

Yours truly,

Barry V. Perry
President and Chief Executive Officer

Note:  The Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Corporation has filed with the SEC for more complete information about the Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Corporation or our transfer agent will arrange to send you the prospectus if you request it by calling toll-free 1.866.586.7638.